Exhibit 10.3

H&R BLOCK

DEFERRED COMPENSATION PLAN

FOR EXECUTIVES,

AS AMENDED AND RESTATED

July 1, 2002

H&R BLOCK
DEFERRED COMPENSATION PLAN
FOR EXECUTIVES,
AS AMENDED AND RESTATED

		Page

ARTICLE 1 DEFERRED COMPENSATION ACCOUNT		1

Section 1.1	Establishment of Account	1
Section 1.2	Property of Company and Participating Affiliates	1

ARTICLE 2 DEFINITIONS, GENDER, AND NUMBER		2

Section 2.1	Definitions	2
Section 2.2	Gender and Number	8

ARTICLE 3 PARTICIPATION		8

Section 3.1	Who May Participate	8
Section 3.2	Time and Conditions of Participation	8
Section 3.3	Termination of Participation	9
Section 3.4	Missing Persons	9
Section 3.5	Relationship to Other Plans	9
Section 3.6	Changes in Employment Status	9
Section 3.7	Participation upon Reemployment	9

ARTICLE 4 ENTRIES TO THE ACCOUNT		9

Section 4.1	Contributions	9
Section 4.2	Crediting Rate	11
Section 4.3	Crediting Rate Upon Retirement, Disability, Continued Employment After Reaching the Age of 75, Death or Termination of Employment with all Affiliates as a Result of a Change in Control	12
Section 4.4	Crediting Rate Upon Resignation or Discharge	13

ARTICLE 5 VESTING		13

Section 5.1	Participant Deferrals and Vesting Schedule for Company Contributions	13
Section 5.2	Exceptions to Vesting Schedule	14
Section 5.3	Forfeiture of Nonvested Amounts	14

ARTICLE 6 DISTRIBUTION OF BENEFITS		14

Section 6.1	Payments After Termination of Employment	14
Section 6.2	Payments During Employment	14
Section 6.3	Form of Benefits Upon Retirement, Disability or Continued Employment After Reaching the Age of 75	15
Section 6.4	Form of Benefits Upon Resignation or Discharge, or Termination of Employment with all Affiliates as Result of a Change in Control	16

H&R BLOCK
DEFERRED COMPENSATION PLAN
FOR EXECUTIVES,
AS AMENDED AND RESTATED

     H&R Block, Inc. (the “Company”) established, effective August 1, 1987, a nonqualified deferred compensation plan for the benefit of specified Executives of the Company, and specified affiliates of the Company. This plan became known as the H&R Block Deferred Compensation Plan for Executives (the “DCP”). The Company amended the DCP by Amendment No. 1 effective December 15, 1990; by Amendment No. 2 effective January 1, 1990; by Amendment No. 3 effective September 1, 1991; by Amendment No. 4 effective January 1, 1994; by Amendment No. 5 effective May 1, 1994; by Amendment No. 6 effective August 1, 1995; by Amendment No. 7 effective December 11, 1996; by Amendment No. 8 effective January 1, 1998; by Amendment No. 9 effective as of January 1, 1997; by Amendment No. 10 effective in part March 1, 1998 and in part April 1, 1998; and by Amendment No. 11 effective as of May 15, 1998.

     The Company adopted the H&R Block Supplemental Deferred Compensation Plan for Executives (the “Supplemental Plan”) effective as of May 1, 1994. The Company amended said Supplemental Plan by Amendment No. 1 effective September 7, 1994; by Amendment No. 2 effective August 1, 1995; by Amendment No. 3 effective December 11, 1996; by Amendment No. 4 effective January 1, 1998; by Amendment No. 5 effective May 1, 1997; by Amendment No. 6 effective in part March 1, 1998 and in part April 1, 1998; and by Amendment No. 7 effective as of May 15, 1998.

     The Company combined the DCP and the Supplemental Plan into one plan known as the H&R Block Deferred Compensation Plan for Executives, as Amended and Restated (the “Plan”) and made other amendments to the Plan effective January 1, 1999. The Company amended the Plan by Amendment No. 1 effective January 1, 1999; by Amendment No. 2 effective January 1, 2000; by Amendment No. 3 effective September 8, 1999; by Amendment No. 4 effective December 31, 1999; and by Amendment No. 5 effective January 1, 2001.

     The Company continues to retain the right to amend the Plan pursuant to action by the Company’s Board of Directors. The Company hereby exercises that right by amending and restating the Plan. The Plan shall be amended and restated effective as of July 1, 2002.

     The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

ARTICLE 1 DEFERRED COMPENSATION ACCOUNT

     Section 1.1 Establishment of Account. The Company shall establish an Account for each Participant which shall be utilized solely as a device to measure and determine the amount of deferred compensation to be paid under the Plan.

     Section 1.2 Property of Company and Participating Affiliates. Any amounts so set aside for benefits payable under the Plan are the property of the Company and its Participating Affiliates, except, and to the extent, of any assignment of such assets to an irrevocable trust.

ARTICLE 2 DEFINITIONS, GENDER, AND NUMBER

     Section 2.1 Definitions. Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

2.1.1 “Account” means the device used to measure and determine the amount of deferred compensation to be paid to a Participant or Beneficiary under the Plan, and may refer to the separate Accounts that represent amounts deferred by a Participant under separate Permissible Deferral elections or by the Company pursuant to Section 4.1.

2.1.2 “Accounting Firm” means an accounting firm in which the Company has no direct or indirect ownership interest but with which an Accounting Subsidiary has a contractual relationship in respect of one or more employees who are employees of both such accounting firm and such Accounting Subsidiary.

2.1.3 “Accounting Subsidiary” means an indirect accounting firm subsidiary of the Company that is involved in the provision of non-attest accounting services, the management of one or more Accounting Firms, and/or the ownership of one or more other accounting firm subsidiaries of the Company.

2.1.4 “Affiliates” or “Affiliate” means a group of entities, including the Company, which constitutes a controlled group of corporations (as defined in section 414(b) of the Code), a group of trades or businesses (whether or not incorporated) under common control (as defined in section 414(c) of the Code), and members of an affiliated service group (within the meaning of section 414(m) of the Code.)

2.1.5 “Age” of a Participant means the number of whole years that have elapsed since the date of the Participant’s birth.

2.1.6 “Assumed Interest Rate” has the meaning specified in Section 6.5.3.

2.1.7 “Base Salary” of an Executive for any Deferral Period means the total salary and wages paid by all Affiliates to such individual during that Deferral Period, including any amount which would be included in the definition of Base Salary, but for the individual’s election to defer some of his or her salary pursuant to this Plan or some other deferred compensation plan established by an Affiliate; but excluding any other remuneration paid by Affiliates, such as overtime, net commissions, bonuses, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses (including moving, travel expenses, and automobile allowances), and fringe benefits (cash or noncash). The “Base Salary” of a Production Executive for any Deferral Period means the total earnings and wages, including any and all commissions, incentives and bonuses, paid by all Affiliates to such individual during that Deferral Period, including any amount which would be included in the definition of Base Salary, but for the individual’s election to defer some of his or her earnings pursuant to this Plan or some other deferred compensation plan established by an Affiliate; but excluding any other remuneration paid by Affiliates, such as overtime, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses (including moving, travel expenses, and automobile allowances), and fringe benefits payable in a form other than cash. In the case of an individual who is a participant in a plan sponsored by an Affiliate which is described in Section 401(k) of the Code (“401(k) plan”), the term Base Salary shall include any amount which would be included in the definition of Base Salary, but for the individual’s election to reduce his or her salary or earnings and have the amount of the reduction contributed to the 401(k) plan on his or her behalf.

2.1.8 “Beneficiary” or “Beneficiaries” means the persons or trusts designated by a Participant in writing pursuant to Section 6.7.2 of the Plan as being entitled to receive any benefit payable under the Plan by reason of the death of a Participant, or, in the absence of such designation, the persons specified in Section 6.7.3 of the Plan.

2.1.9 “Board” means the Board of Directors of the Company as constituted at the relevant time.

2.1.10 “Bonus” or “Bonuses” of an Executive for any Plan Year means the total remuneration paid under the various annual management bonus programs (“annual bonuses”) by Affiliates to such individual for that Plan Year including any amount which would be included in the definition of Bonus, but for the individual’s election to defer some or all of his or her annual bonus pursuant to this Plan or some other deferred compensation plan established by an Affiliate; but excluding any other remuneration paid by Affiliates, such as Base Salary, overtime, net commissions, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses (including moving, travel expenses, and automobile allowances), and fringe benefits payable in a form other than cash. For purposes of this Plan, the terms Bonus and Bonuses specifically exclude any and all types of commissions, incentives or bonuses paid by any Affiliate to a Production Executive.

2.1.11 “Change in Control” has the meaning specified in Section 10.2

2.1.12 “Closing Price” means the closing price of the Company’s Common Stock on the New York Stock Exchange as of the applicable date; provided, however, that if no closing price is available for such date, “Closing Price” means the closing price of the Company’s Common Stock as of the immediately preceding date for which a price is available.

2.1.13 “Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute. References to a Code section shall be deemed to be to that section or to any successor to that section.

2.1.14 “Common Stock” means the common stock of the Company.

2.1.15 “Company” means H&R Block, Inc.

2.1.16 “Company Contribution” or “Company Contributions” means the sum of (i) the Company Matching Contributions described in Section 4.1.2, and (ii) the additional Company contributions described in Section 4.1.3.

2.1.17 “Compensation Committee” means the Compensation Committee of the Board.

2.1.18 “DCP” means the H&R Block Deferred Compensation Plan for Executives

initially adopted by the Company effective as of August 1, 1987, as subsequently amended effective prior to January 1, 1999.

2.1.19 “Deferral Amount” means (i) in the case of Base Salary, the amount of Base Salary that a Participant elects to defer each Deferral Period under a Permissible Deferral, and (ii) in the case of Bonus, the amount of Bonus that a Participant elects to defer during the Enrollment Period of October 1 through December 15, effective for the Deferral Periods of the succeeding Plan Years, under a Permissible Deferral. The amount of Base Salary included in the Deferral Amount shall be equal to a percentage of the Participant’s Base Salary that is not less than three percent (3%) and either (a) not greater than fifty percent (50%) for Permissible Deferrals of persons who are employed by a Group 1 Participating Affiliate, or (b) not greater than twenty percent (20%) for Permissible Deferrals of persons who are employed by a Group 2 Participating Affiliate. In the event a Participant who is employed by a Group 2 Participating Affiliate has completed a Permissible Deferral election to defer as of January 1, 2002, greater than twenty percent (20%) of Base Salary and such Participant does not reduce his or her Permissible Deferral election of Base Salary to twenty percent (20%) or less during the Enrollment Period of May 15, 2002 through June 14, 2002, the Participant’s Permissible Deferral election of Base Salary will automatically be reduced to twenty percent (20%) of Base Salary effective for the Deferral Period beginning July 1, 2002 and for all Deferral Periods thereafter, unless the Participant (i) loses eligibility to make deferrals under the Plan pursuant to Section 3.6, (ii) changes his or her Permissible Deferral election to a percentage less than twenty percent (20%) during a subsequent Enrollment Period, or (iii) terminates his or her Permissible Deferral election pursuant to Section 6.8. The amount of Bonus or Bonuses included in the Deferral Amount shall be equal to (i) a flat dollar amount (not greater than the maximum percentage of the Bonus specified in (ii), below), or (ii) a percentage of the Bonus or Bonuses paid during the Plan Year that is not less than five percent (5%) and either (A) not greater than fifty percent (50%) for Permissible Deferrals of persons who are employed by a Group 1 Participating Affiliate, or (B) not greater than twenty percent (20%) for Permissible Deferrals of persons who are employed by a Group 2 Participating Affiliate. In the event a Participant who is employed by a Group 2 Participating Affiliate has completed a Permissible Deferral election to defer as of January 1, 2002, greater than twenty percent (20%) of Bonus, such election will remain in effect for the remainder of the Plan Year that began January 1, 2002 (unless the Participant loses eligibility to make deferrals under the Plan pursuant to Section 3.6 or terminates his or her Permissible Deferral election pursuant to Section 6.8), after which Plan Year the Participant’s Permissible Deferral election of Bonus will automatically be reduced to twenty percent (20%) of Bonus for the 2003 Plan Year and all Plan Years thereafter, unless the Participant changes his or her Permissible Deferral election to a percentage less than twenty percent (20%) during a subsequent October 1 through December 15 Enrollment Period. In the case of a Participant who concurrently receives remuneration from both an Accounting Subsidiary and an Accounting Firm for providing services to each entity, the calculation of the amount of the Deferral Amount that the Participant is permitted to elect shall be made by taking into account the remuneration paid to such Participant by the Accounting Firm, but the actual deferral under the Plan shall only be made out of the Base Salary and/or Bonus or Bonuses paid by the Accounting Subsidiary and any other Affiliate.

2.1.20 “Deferral Period” means a six-month period either (i) beginning January 1 and ending June 30, or (ii) beginning July 1 and ending December 31.

2.1.21 “Deferred Compensation Unit” means a unit equal in value to one share of Common Stock and posted to a Participant’s Account for the purpose of measuring the benefits payable under the Plan.

2.1.22 “Disabled” or “Disability” with respect to a Participant shall have the same definition as in the then existing group long-term disability insurance program sponsored by HRB Management, Inc.

2.1.23 “Early Retirement Date” of a Participant means the first day of the first calendar month commencing on or after the date on which (i) the Participant has reached Age 55 while in the employ of an Affiliate and (ii) the Participant has completed at least ten (10) “Years of Service.”

2.1.24 “Eligibility Committee” means the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, and the senior officer of the Company responsible for human resources.

2.1.25 “Enrollment Period” for a Deferral Period that begins January 1 means the immediately preceding period of October 1 through December 15, inclusive. “Enrollment Period” for a Deferral Period that begins July 1 means the immediately preceding period of May 1 through June 15, inclusive; provided, however, that for the Deferral Period that begins July 1, 2002, the Enrollment Period means the immediately preceding period of May 15 through June 14, inclusive. At its sole and absolute discretion, the Compensation Committee may grant to a person eligible to participate in the Plan an “Enrollment Period” consisting of the 30-day period immediately following the date on which such person is first employed by a Participating Affiliate.

2.1.26 “Executive” means a person other than a Production Executive with substantial responsibility in the management of a Participating Affiliate employed on a full-time basis by that Participating Affiliate.

2.1.27 “5-year payout” has the meaning specified in Section 6.4.2.

2.1.28 “Group A Participant” has the meaning specified in Section 3.1.1.

2.1.29 “Group B Participant” has the meaning specified in Section 3.1.2.

2.1.30 “Group 1 Participating Affiliate” means a Participating Affiliate other than a Group 2 Participating Affiliate.

2.1.31 “Group 2 Participating Affiliate” means RSM McGladrey, Inc., RSM EquiCo, Inc. and their respective U.S. subsidiaries, and such other Participating Affiliates as may be designated as a Group 2 Participating Affiliate by the Compensation Committee from time to time.

2.1.32 “Hours of Service” means hours of service determined in accordance with the provisions of the Qualified Plan.

2.1.33 “Initial Payment Period” has the meaning specified in Section 6.5.2.

2.1.34 “Matching Contributions” has the meaning specified in Section 4.1.2.

2.1.35 “Normal Retirement Date” of a Participant means the last day of the calendar month in which the Participant reaches the Age of 65 while in the employ of an Affiliate.

2.1.36 “Overall Payment Period” has the meaning specified in Section 6.5.1.

2.1.37 “Participant” means an Executive or a Production Executive who is eligible to participate in the Plan and (i) has elected to participate in the Plan or (ii) has a Matching Contribution posted to his or her Account pursuant to Section 2.1.37.

2.1.38 “Participating Affiliate” or “Participating Affiliates” means the Company and the following indirect subsidiaries of the Company, each of which is an Affiliate: HRB Management, Inc., H&R Block Services, Inc., Block Financial Corporation, HRB Business Services, Inc., and the majority-owned U.S. subsidiaries of such indirect subsidiaries; and such other Affiliates as may be designated as a Participating Affiliate by the Compensation Committee from time to time.

2.1.39 “Permissible Deferral” means, with respect to a Deferral Period, a deferral in that Deferral Period of a Deferral Amount. For all Participants, the aggregate of all deferrals made under the Plan, the DCP, and the Supplemental Plan may not exceed one million dollars ($1,000,000.00).

In the case of a Participant who concurrently receives remuneration from both an Accounting Subsidiary and an Accounting Firm for providing services to each entity, the calculation of the amount of the Permissible Deferral shall be made by taking into account the remuneration paid to such Participant by the Accounting Firm, but the actual deferral under the Plan shall only be made out of Base Salary and/or Bonus or Bonuses paid by the Accounting Subsidiary and any other Affiliate.

Deferrals may be made from Base Salary for a Deferral Period and/or from a Bonus or Bonuses applicable to the Plan Year. Deferrals from Base Salary during a Deferral Period are made in accordance with the most recent election made by the Participant applicable to Base Salary during an Enrollment Period. Deferrals from a Bonus or Bonuses are made in accordance with the most recent election made by the Participant applicable to Bonuses during an Enrollment Period of October 1 through December 15 of a Plan Year. Deferral elections must specify (i) the percentage (stated as an integer) of the deferral that is intended to be deducted from the Base Salary and, (ii) in the case of a deferral election made during an Enrollment Period of October 1 through December 15 of a prior Plan Year, the percentage (stated as an integer) or the flat dollar amount of the deferral that is intended to be deducted from the Bonus or Bonuses. Deferrals made from the Base Salary shall be made in installments, as instructed and approved by the Compensation Committee. Deferrals made from each Bonus shall be made at the time or times during the applicable Plan Year that the Bonus would otherwise be paid to the Participant (based upon the deferral election in effect for the Plan Year when the Bonus was earned without further contingency). Each installment of a deferral shall be rounded to the nearest whole dollar amount.

2.1.40 “Plan” means the “H&R Block Deferred Compensation Plan for Executives, as Amended and Restated,” as set forth herein and as further amended and/or restated from time to time thereafter.

2.1.41 “Plan Year” means the calendar year, except for (a) Permissible Deferrals of Participants elected during the Enrollment Period of the period between January 4, 1999 and January 31, 1999, (b) Permissible Deferrals elected to commence on March 1, 1998, (c) Permissible Deferrals elected during an Enrollment Period described in Section 2.1.25, and (d) Permissible Deferrals of Group A Participants elected to commence on or before May 1, 1990. For Permissible Deferrals of Group A Participants elected to commence on or before May 1, 1990, “Plan Year” means the 12-month period ending each April 30, through April 30, 1997, the period between May 1, 1997 and December 31, 1997, inclusive, and the calendar year thereafter. For Permissible Deferrals of Participants elected to commence on March 1, 1998, “Plan Year” means the 10-month period between March 1, 1998 and December 31, 1998, inclusive, and the calendar year thereafter. If the Compensation Committee grants to a person eligible to participate in the Plan a discretionary Enrollment Period in accordance with Section 2.1.25 and such person submits to the Company a Permissible Deferrable election during such Enrollment Period, such Participant’s first “Plan Year” shall be the period (i) beginning on the first day of the first calendar month commencing not less than 45 days after the date that such Participant is first employed by a Participating Affiliate, and (ii) ending on December 31 of the calendar year in which such calendar month falls. For Permissible Deferrals of Participants elected during the Enrollment Period consisting of the period between January 4, 1999 and January 31, 1999, inclusive, “Plan Year” means the 10-month period between March 1, 1999 and December 31, 1999, inclusive, and the calendar year thereafter. Plan Years under the DCP and Supplemental Plan shall constitute Plan Years under this Plan, provided that, for all purposes hereunder, a Participant that participated in both the DCP and the Supplemental Plan simultaneously shall be considered to have participated in this Plan for only one Plan Year for each Plan Year of simultaneous participation in the DCP and Supplemental Plan.

2.1.42 “Plan Year Payment Period” has the meaning specified in Section 6.5.2.

2.1.43 “Production Executive” means a person who is employed on a full-time basis by a Participating Affiliate, receives some part of his or her compensation in the form of commissions, and is responsible for managing, overseeing, directing or handling the accounts of clients of the Participating Affiliate.

2.1.44 “Qualified Plan” means the H&R Block Retirement Savings Plan or any successor plan that is intended to satisfy the requirements of section 401 of the Code.

2.1.45 “Remainder Payment Period” has the meaning specified in Section 6.5.2.

2.1.46 “Standard Form of Benefit” as to any Participant means semimonthly payments for a fifteen (15) year period.

2.1.47 “Supplemental Plan” means the H&R Block Supplemental Deferred Compensation Plan for Executives that was initially adopted by the Company effective as of May 1, 1994, subsequently amended thereafter, and combined with the DCP effective January 1, 1999.

2.1.48 “10-year payout” has the meaning specified in Section 6.4.2.

2.1.49 “3-year payout” has the meaning specified in Section 6.4.2.

2.1.50 “Trust” means the H&R Block, Inc. Deferred Compensation Trust Agreement.

2.1.51 “Years of Service” means the number of Plan Years (including years prior to August 1, 1987) for which the Participant had at least 1,000 Hours of Service.

     Section 2.2 Gender and Number. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.

ARTICLE 3 PARTICIPATION

     Section 3.1 Who May Participate. Participation in the Plan is limited to Group A and Group B Participants, described as follows:

3.1.1 “Group A Participant” is an Executive (i) serving as a Vice President or more senior officer of the Company, or (ii) who was eligible to participate in the DCP as a “Group A Participant” as of December 31, 1998, as such term was defined in the DCP as of such date, and was a participant in the DCP or Plan on or before January 1, 2001.

3.1.2 “Group B Participant” is an Executive or Production Executive who does not qualify as a Group A Participant, but who is designated by the Compensation Committee or the Eligibility Committee as eligible to participate in the Plan. The Eligibility Committee will report to the Compensation Committee not less frequently than annually the individuals whom the Eligibility Committee classifies as Group B Participants.

     Section 3.2 Time and Conditions of Participation. An eligible Executive or Production Executive shall become a Participant only upon (i) (A) the individual’s completion of a Permissible Deferral election for the succeeding Deferral Period or Deferral Periods during an Enrollment Period, in accordance with a form established by the Company from time to time, or (B) in the case of an eligible Executive or Production Executive who has not completed a Permissible Deferral election, the Company posting a Matching Contribution to such individual’s Account, and (ii) compliance with such terms and conditions as the Compensation Committee may from time to time establish for the implementation of the Plan, including, but not limited to, any condition the Compensation Committee may deem necessary or appropriate for the Company to meet its obligations under the Plan. An individual may make a Permissible Deferral election for any succeeding Deferral Period during an Enrollment Period provided the total Permissible Deferral elections do not exceed the limitation set forth in Section 2.1.39. A Permissible Deferral election made during an Enrollment Period for a succeeding Deferral Period shall remain in effect for each Deferral Period subsequent to such succeeding Deferral Period unless (a) the Participant changes his or her Permissible Deferral election during a subsequent Enrollment Period (in which case such changed Permissible Deferral election shall apply to the next succeeding Deferral Period and subsequent Deferral Periods unless and until the Permissible Deferral election is properly changed again), (b) the Compensation Committee permits the Participant to terminate future deferrals or withdraw his or her total Account pursuant to Section 6.8, (c) total Permissible Deferrals reach the limitation set forth in Section 2.1.39, or (d) the Participant elects to receive a payment pursuant to Section 6.2.1.

     Section 3.3 Termination of Participation. Once an individual has become a Participant in the Plan, participation shall continue until the first to occur of (i) payment in full of all benefits to which the Participant or Beneficiary is entitled under the Plan (unless the Participant has elected to receive payment in full pursuant to Section 6.2.1) or (ii) the occurrence of an event specified in Section 3.4 which results in loss of benefits. Except as otherwise specified in the Plan, the Company may not terminate an individual’s participation in the Plan.

     Section 3.4 Missing Persons. If the Company is unable to locate the Participant or his or her Beneficiary for purposes of making a distribution, the amount of a Participant’s benefits under this Plan that would otherwise be considered as non-forfeitable shall be forfeited effective four (4) years after (i) the last date a payment of said benefit was made, if at least one such payment was made, or (ii) the first date a payment of said benefit was directed to be made by the Company pursuant to the terms of the Plan, if no payments had been made. If such person is located after the date of such forfeiture, the benefits for such Participant or Beneficiary shall not be reinstated hereunder.

     Section 3.5 Relationship to Other Plans. Participation in the Plan shall not preclude participation of the Participant in any other fringe benefit program or plan sponsored by an Affiliate for which such Participant would otherwise be eligible.

     Section 3.6 Changes in Employment Status. If a Participant has a change in his or her employment responsibilities, title, compensation, and/or performance, such that the Participant would not qualify for initial participation in the Plan as a Group A Participant or Group B Participant, as determined by the Compensation Committee or the Eligibility Committee, (i) the Participant shall continue to make deferrals in accordance with the Participant’s Permissible Deferral election for the Deferral Period during which the change in employment responsibilities, title, compensation, and/or performance occurs, (ii) the Participant shall not be eligible to make Permissible Deferrals in Deferral Periods following the Deferral Period during which the change in employment responsibilities, title, compensation, and/or performance occurs unless and until the Participant again qualifies for initial participation as a Group A Participant or a Group B Participant, as determined by the Compensation Committee or the Eligibility Committee, and (iii) the Participant shall otherwise continue to participate in the Plan.

     Section 3.7 Participation upon Reemployment. If a Participant terminates employment with all Affiliates and later becomes reemployed by an Affiliate, (i) the Participant shall not be eligible to make Permissible Deferrals unless and until the Participant again qualifies for initial participation as a Group A Participant or a Group B Participant, as determined by the Compensation Committee or the Eligibility Committee, and (ii) the Participant shall otherwise continue to participate in the Plan.

ARTICLE 4 ENTRIES TO THE ACCOUNT

     Section 4.1 Contributions.

4.1.1 Deferrals. During each Deferral Period, if the Participant elects the fixed rate and/or variable crediting rate option for measuring the performance of the Account under Section 4.2, the Company shall post to the Account of such Participant the dollar amount of Base Salary and Bonuses to be deferred as designated by the Participant’s

Permissible Deferral election in effect for that Deferral Period. Deferrals from Base Salary each calendar month shall be posted as of the first day of such month and deferrals from Bonuses shall be posted as of the first day of the calendar month in which the Bonus would otherwise have been paid to the Participant.

During each Deferral Period, if the Participant elects the Common Stock crediting rate option for measuring the performance of the Account under Section 4.2, the Company shall post to the Account of such Participant a number of Deferred Compensation Units equivalent to the amount of Base Salary and Bonuses to be deferred as designated by the Participant’s Permissible Deferral election in effect for that Deferral Period. Deferrals from Base Salary each calendar month (and the corresponding number of Deferred Compensation Units) shall be posted as of the first day of such month and deferrals from Bonuses shall be posted as of the first day of the calendar month in which the Bonus would otherwise have been paid to the Participant. The number of Deferred Compensation Units posted for each calendar month shall be calculated by dividing: (i) the dollar amount deferred during that month; by (ii) the Closing Price on the first business day (i.e., a day on which the Common Stock is traded on the New York Stock Exchange) of that month. A Participant may elect to allocate no more than twenty-five percent (25%) of his or her deferrals to the Common Stock crediting rate. In the event a Participant has previously elected to allocate more than twenty-five percent (25%) of his or her deferrals to the Common Stock crediting rate and such election has not been changed on or before June 30, 2002, effective July 1, 2002, the Participant’s allocation election will automatically be changed to reduce such allocation of deferrals to the Common Stock crediting rate to twenty-five percent (25%) and the amount previously allocated to the Common Stock crediting rate that exceeds twenty-five percent (25%) will automatically be allocated to the fixed rate crediting option.

4.1.2 Company Matching Contributions. Beginning January 1, 2003, the Company shall post once each Plan Year to the Account of each Participant (including an eligible Executive or Production Executive who becomes a Participant by virtue of such posting) “Matching Contributions” equal to one hundred percent (100%) of the first five percent (5%) of a Participant’s Base Salary and Bonus deferred to the Qualified Plan, the Option One Mortgage Corporation Retirement Plus Plan, or the Plan during the immediately preceding Plan Year while employed by a Group 1 Participating Affiliate less any employer matching contribution made to the Qualified Plan or the Option One Mortgage Corporation Retirement Plus Plan during the immediately preceding Plan Year; provided, however, that Matching Contributions posted in 2003 shall be determined by considering only the Participant’s Base Salary and Bonus deferred to the Qualified Plan, the Option One Mortgage Corporation Retirement Plus Plan, or the Plan during the period of July 1, 2002 through December 31, 2002 less any employer matching contribution made to the Qualified Plan or the Option One Mortgage Corporation Retirement Plus Plan during the period of July 1, 2002 through December 31, 2002.

If the Participant elects the Common Stock crediting rate option for measuring the performance of the Account under Section 4.2, the Company shall post to the Account of such Participant for each calendar month a number of Deferred Compensation Units equal to (i) the dollar amount of Matching Contributions posted to the Account during such month; divided by (ii) the Closing Price on the first business day of that month. Deferred Compensation Units attributable to Matching

Contributions shall be posted as of the same time as the corresponding Matching Contributions.

4.1.3 Additional Company Contributions. Prior to July 1, 2002, the Company posted once each Plan Year to the Account of each Participant who was also a participant in the Qualified Plan the difference, if any, between (a) the amount for that Plan Year which would have been contributed on behalf of the Participant to the Qualified Plan as an employer discretionary profit sharing contribution if the Participant had not made a Permissible Deferral election under the Plan; and (b) the actual amount for that Plan Year that was contributed on behalf of the Participant to the Qualified Plan as an employer discretionary profit sharing contribution.

4.1.4 Disability. During the first 90-day period in which a Participant is Disabled, deferrals and Matching Contributions (and, if applicable, the corresponding number of Deferred Compensation Units) shall continue to be posted as described in Sections 4.1.1 and 4.1.2. If a Participant continues to be Disabled after such 90-day period, deferrals will cease but Matching Contributions will continue for the balance of the Plan Year during which the Participant became Disabled as if the Participant’s deferrals had continued. A Participant may resume deferrals upon his or her return to work.

     Section 4.2 Crediting Rate. Gains or losses shall be posted to the Account on a daily basis in accordance with the Participant’s election of investment options which will be a reference for measuring the performance of the Account, as modified, if applicable, by Section 4.3 or Section 4.4. The Company intends to measure the performance of the Account in accordance with the Participant’s election but reserves the right to do otherwise. Statements of Account balances shall be provided no less frequently than on a quarterly basis. The Participant shall elect from among the following investment options: (i) a fixed rate as described in 4.2.1, (ii) a variable rate as described in 4.2.2, or (iii) a Common Stock crediting rate as described in 4.2.3. A Participant may elect to allocate no more than twenty-five percent (25%) of his or her deferrals or Account to the Common Stock crediting rate. On a monthly basis, Participants may elect to reallocate all or any portion of their Account balances among the available investment options, including those funds selected by the Company for the variable rate investment option, provided said reallocations are in whole number increments, and further provided that said reallocations will not result in an allocation of more than twenty-five percent (25%) of their Account balances to the Common Stock crediting rate. If as of July 1, 2002, a Participant’s Account has an allocation of greater than twenty-five percent (25%) of the Account to the Common Stock crediting rate, the Participant will be given the opportunity to reallocate that portion of the Account allocated to the Common Stock crediting rate that exceeds twenty-five percent (25%) of the total Account balance to another crediting rate option as of July 1, 2002. If the Participant does not elect to reallocate such excess, such excess will automatically be reallocated to the fixed rate crediting option as of July 1, 2002. If as of January 1, 2003, or any January 1 thereafter, a Participant’s Account has an allocation of greater than twenty-five percent (25%) of the Account to the Common Stock crediting rate, the portion of the Account allocated to the Common Stock crediting rate that exceeds twenty-five percent (25%) of the total Account balance will automatically be reallocated to the fixed rate crediting option as of the January 1 of the year in which such reallocation was made.

     Participants may change their crediting rate elections during an Enrollment Period or once each calendar month by giving the Company notice of such change in accordance with a method and/or procedures approved by the Company for that purpose. Upon receipt of such notice submitted with enrollment materials during an Enrollment Period, the crediting rate change shall be made as of the first day of the Deferral Period to which the Enrollment Period relates. Upon receipt of such notice other than in connection with enrollment materials, the Company will effect the change on the first day of the calendar month immediately following the month in which such notice was received. Any change in crediting rate made in accordance with such notice procedures will govern the Participant’s Account balance and future deferrals occurring after the effective date of such change.

4.2.1 Fixed Rate. If a Participant elects a fixed rate, the interest will be compounded on a daily basis and posted to the Participant’s Account daily at an effective annual yield equal to the rate of ten-year United States Treasury notes in effect at the time as determined below. The rate will be determined four times each Plan Year and for each Plan Year quarter will be the rate in effect as of the last day of the calendar quarter immediately prior to the calendar quarter to which it applies, as published in the Wall Street Journal or as determined by the Chief Financial Officer of the Company.

Through July 1, 2002, for Permissible Deferrals elected under the DCP and commencing prior to January 1, 1995, the effective annual yield for the fixed rate crediting option was equal to one hundred twenty percent (120%) of the ten-year rolling average rate of ten-year United States Treasury notes. The ten-year rolling average rate was the rate in effect as of September 30 of the Plan Year immediately prior to the Plan Year to which it applied, as published in the Wall Street Journal or as determined by the Chief Financial Officer of the Company. Effective July 1, 2002, such effective annual yield for the fixed rate crediting option is eliminated and replaced with an effective annual yield equal to the rate of ten-year United States Treasury notes, as determined in accordance with the first paragraph of this Section 4.2.1.

4.2.2 Variable Rate. If a Participant elects a variable rate, the Participant’s Account will be credited or debited as if the Account balance were invested in one or more funds selected by the Company in the proportions elected by the Participant. Participants may elect to have their Accounts treated as if they were invested in one or more of the funds selected, provided the election is in whole number increments of the Account.

4.2.3 Common Stock Crediting Rate. If a Participant elects the Common Stock crediting rate, the Participant’s Account will be valued as if his or her Account were invested in shares of Common Stock equal to the number of Deferred Compensation Units posted to his or her Account. The value of a Participant’s Account will vary with the value of the Company’s Common Stock. The Participant’s Account will be credited, as of the applicable dividend payment date, with additional Deferred Compensation Units equal in value to any dividends declared on the Company’s Common Stock based on the number of Deferred Compensation Units posted to the Participant’s Account as of the record date with respect to the declaration of such dividend. As of any date of valuation, the value of a Participant’s Account will be equal to the value (at the Closing Price on such date) of the number of shares of Common Stock represented by the Deferred Compensation Units credited to the Account as of that date.

     Section 4.3 Crediting Rate Upon Retirement, Disability, Continued Employment After Reaching the Age of 75, Death or Termination of Employment with all Affiliates as a Result of a Change in Control. If a Participant (i) terminates employment with all Affiliates at or after Normal Retirement Date or Early Retirement Date, (ii) is Disabled, or (iii) continues employment after reaching the Age of 75 and has completed ten (10) Years of Service, gains and losses shall be credited as described in Section 4.2 to that Participant’s Accounts. If a Participant dies prior to termination of employment with all Affiliates, gains and losses shall be credited, to date of death, as described in Section 4.2 to that Participant’s Accounts. If a Participant terminates employment with all Affiliates before Normal Retirement Date or Early Retirement Date as a result of a Change in Control, gains and losses to that Participant’s Accounts shall be credited as described in Section 4.2 up to, but not after, the date of the Change in Control.

     Section 4.4 Crediting Rate Upon Resignation or Discharge.

4.4.1 For a Participant whose employment with all Affiliates terminates on or after August 1, 1995, but before the Normal Retirement Date or the Early Retirement Date, for reasons other than death, Disability or a Change in Control, gains and losses shall be credited to that Participant’s Account as described in Section 4.2 up to the date of termination of employment, and the crediting shall continue after such date for those Participants who elected a 10-year payout, a 5-year payout, or a 3-year payout, as such terms are defined in Section 6.4.2. If a Participant elected to be paid in a lump sum, there shall be no further crediting to the Participant’s Account following the date of termination of employment.

4.4.2 For a Participant whose employment with all Affiliates terminated prior to August 1, 1995, and before the Normal Retirement Date or the Early Retirement Date, for reasons other than death, Disability or a Change in Control, gains and losses to that Participant’s Accounts that represent completed deferral cycles shall be credited as described in Section 4.2 up to the date of termination of employment. Gains and losses to that Participant’s Accounts that do not represent completed deferral cycles and gains and losses after the date of termination of employment shall be credited at an interest rate equal to the average of (i) the interest rate set by the Chief Financial Officer of the Company in his or her discretion for the Plan Year in which the termination of employment occurs, which rate shall not be less than the rate then payable on Investment Savings Accounts of $1,000 or less at Commerce Bank of Kansas City, N.A., Kansas City, Missouri, or any successor thereto, and (ii) the respective interest rates so set by the Chief Financial Officer of the Company for each of the two Plan Years immediately prior to the Plan Year in which the termination of employment occurs.

ARTICLE 5 VESTING

     Section 5.1 Participant Deferrals and Vesting Schedule for Company Contributions. Participant deferrals pursuant to Section 4.1.1 are fully vested immediately. The Participant’s interest in the Company Matching Contributions under Section 4.1.2 and the Company Contributions described in Section 4.1.3 shall vest according to the following schedule:

Percentage of
Company Contributions
Years of Service	Vested

Less than 2	None
2	20%
3	30%
4	40%

5	50%
6	60%
7	70%
8	80%
9	90%
10	100%

For purposes of crediting Years of Service under the foregoing Schedule, Participants will be credited with Years of Service beginning with the year in which the Participant began participation in the Plan. A Disabled Participant will be credited with any Hours of Service with which he or she would have been credited but for the Disability.

     Section 5.2 Exceptions to Vesting Schedule. Company Contributions are fully vested upon a Participant’s death prior to termination of employment, and upon a Change in Control as defined in Section 10.2. Participants who have attained Age 65 prior to the date on which they first became a Participant in the Plan and who have completed ten (10) Years of Service are fully vested. Participants who have attained Age 55 (but are less than Age 65) prior to the date on which they first became a Participant in the Plan and who have completed ten (10) Years of Service, vest according to the following formula:

Years of Service since initial Plan participation date
65 minus Participant’s Age on initial Plan participation date.

     Section 5.3 Forfeiture of Nonvested Amounts. Upon a Participant’s termination of employment with all Affiliates for any reason other than death, the nonvested portion of the Participant’s Account shall be forfeited to the Company. If such Participant becomes reemployed by an Affiliate, the forfeited benefits shall not be reinstated.

ARTICLE 6 DISTRIBUTION OF BENEFITS

     Section 6.1 Payments After Termination of Employment. Generally, payments of benefits to a Participant shall be made by the Company only upon termination, voluntary or involuntary, of the Participant’s employment with all Affiliates, except to the extent, (i) the provisions of Section 6.2.1 or Section 6.2.2 apply, (ii) a Participant is disabled, (iii) the provisions of Section 6.3.2 apply, or (iv) the provisions of Section 6.8 apply.

     Section 6.2 Payments During Employment.

6.2.1 On-Demand Payment. Prior to termination, voluntary or involuntary, of a Participant’s employment with all Affiliates, the Participant may elect, on a form provided by the Compensation Committee and delivered by the Participant to the Company, to receive an immediate lump-sum payment of all or a portion of the one hundred percent (100%) vested balance of said Participant’s Account valued as of the day immediately prior to the day such election is approved, reduced by a penalty equal to ten percent (10%) of the elected payment amount, which penalty shall be forfeited to the Company. If a Participant elects to receive a payment under this Section 6.2.1, the Participant’s deferrals of Base Salary and Bonus will cease immediately and the Participant may not enter into a new Permissible Deferral election until the beginning of the second Plan Year following the Plan Year in which such election was made. Any payment elected under this Section 6.2.1 will be made to the Participant in cash as soon as administratively practicable.

6.2.2 In-Service Payments. A Participant as of January 1, 2001 may elect during the Enrollment Period for the 2001 Plan Year, and an individual who becomes a Participant as of any date after January 1, 2001 may elect during the Enrollment Period immediately prior to such individual’s first day of participation in the Plan, to receive payment on one or more selected future dates of all or a portion (stated in whole number percentages or dollar amounts) of the one hundred percent (100%) vested balance of such Participant’s Account attributable to deferrals and Matching Contributions made after January 1, 2001. Any such payments stated in whole number dollar amounts must be no less than $500. A Participant may make an election under this Section 6.2.2 only on a form provided by the Compensation Committee and delivered by the Participant to the Company. Any such future payment(s) may begin no earlier than during the fourth Plan Year after the Plan Year during which the election was made, and only one such payment may be made in any Plan Year. A Participant may cancel or postpone a scheduled payment elected under this Section 6.2.2 provided that such cancellation or postponement is made on a form provided by the Compensation Committee and delivered by the Participant to the Company and is made no later than the end of the second Plan Year prior to the Plan Year during which such payment is scheduled to be made. A scheduled payment under this Section 6.2.2 may be postponed only one time. A scheduled payment that is postponed may subsequently be cancelled in accordance with this Section 6.2.2. The actual distribution amount of any payment under this Section 6.2.2 shall be determined as of the first day of the month preceding or coincident with the applicable payment date and shall be paid to the Participant in cash as soon as administratively practicable after such determination. The actual distribution amount of a payment elected under this Section 6.2.2 may be less than the amount elected. An election under this Section 6.2.2 shall only be honored by the Compensation Committee while the Participant is an active employee of the Company or its Affiliates and shall not be reinstated upon the Participant’s reemployment by an Affiliate after termination of employment with all Affiliates.

     Section 6.3 Form of Benefits Upon Retirement, Disability or Continued Employment After Reaching the Age of 75.

6.3.1 Retirement or Disability. Payments from the Account shall be made in accordance with the Standard Form of Benefit for Participants who terminate employment on or after Normal Retirement Date or Early Retirement Date or are Disabled. However, no less than 12 months prior to such termination of employment, the Participant may petition the Compensation Committee for, and the Compensation Committee may approve at such time, an optional form of benefit.

6.3.2 Continued Employment After Reaching the Age of 75. If a Participant reaches the Age of 75 while in the employ of an Affiliate, and has completed ten (10) Years of Service, payment of benefits shall commence in the first pay period of the first calendar quarter that begins at least forty-five (45) days after the date on which the Participant reaches the Age of 75. Payments from the Account shall be made in accordance with the Standard Form of Benefit. However, no less than 12 months prior to the date on which the Participant reaches the Age of 75, the Participant may petition the Compensation Committee for, and the Compensation Committee may approve at such time, an optional form of benefit.

6.3.3 Lump-Sum Payment. Notwithstanding any other provisions of the Plan, a Participant who terminates employment on or after Normal Retirement Date or Early Retirement Date, and a Participant who reaches the Age of 75 while in the employ of an Affiliate may, at any time before or after a Change in Control, as defined in Section 10.2, elect to receive an immediate lump-sum payment of the aggregate of the balances of said Participant’s Accounts reduced by a penalty, which shall be forfeited to the Company, in lieu of payments in accordance with the Standard Form of Benefit or such optional form of benefit as may have previously been approved by the Compensation Committee under this Section 6.3. The penalty shall be equal to ten percent (10%) of the aggregate of the balances of such Accounts if the election is made before a Change in Control and shall be equal to five percent (5%) of the aggregate of the balances of such Accounts if the election is made after a Change in Control. However, the penalty shall not apply if the Compensation Committee determines, based on advice of counsel or a final determination or ruling by the Internal Revenue Service or any court of competent jurisdiction, that by reason of the provisions of this paragraph any Participant has recognized or will recognize gross income for federal income tax purposes under this Plan in advance of payment to the Participant of Plan benefits. The Company shall notify all Participants of any such determination by the Compensation Committee and shall thereafter refund all penalties which were imposed hereunder in connection with any lump-sum payments made at any time during or after the first year to which the Compensation Committee’s determination applies (i.e., the first year for which, by reasons of the provisions of this paragraph, gross income under this Plan is recognized for federal income tax purposes in advance of payment of benefits). Interest compounded annually shall be paid by the Company to the Participant (or the Participant’s Beneficiary if the Participant is deceased) on any such refund from the date of the Company’s payment of the lump sum at an annual rate equal to the rate of one-year United States Treasury notes in effect as of September 30 of the Plan Year immediately prior to the Plan Year in which such refund is paid, as published in the Wall Street Journal or as determined by the Chief Financial Officer of the Company. The Compensation Committee may also reduce or eliminate the penalty if it determines that the right to elect an immediate lump-sum payment under this paragraph, with the reduced penalty or with no penalty, as the case may be, will not cause any Participant to recognize gross income for federal income tax purposes under this Plan in advance of payment to the Participant of Plan benefits.

     Section 6.4 Form of Benefits Upon Resignation or Discharge, or Termination of Employment with all Affiliates as a Result of a Change in Control.

6.4.1 Upon a Participant’s termination of employment with all Affiliates before Normal Retirement Date or Early Retirement Date, but following a Change in Control, payments from the Account shall be paid in a lump sum within forty-five (45) days after the date of the termination of employment.

6.4.2 If a Change in Control has not occurred, for Participants who terminate employment with all Affiliates on or after August 1, 1995, but before the Normal Retirement Date or the Early Retirement Date, for reasons other than Disability or death, payment(s) from the Account shall be in the form of (a) semimonthly payments over a three-year period (a “3-year payout”), or (b) a lump sum, as elected by the Participant in accordance with Section 6.4.4, provided that, for such Participants in the Plan as of September 8, 1999, who (i) had elected to receive payments from the Account in the form of (x) semimonthly payments over a 10-year period (a “10-year payout”), or

(y) semimonthly payments over a five-year period (a “5-year payout”), pursuant to Section 6.4.2 (as in effect immediately prior to September 8, 1999), and (ii) do not make a different election after September 8, 1999, pursuant to Section 6.4.4, payments from the Account shall be in the form of such elected 10-year payout or 5-year payout, as the case may be.

6.4.3 If a Change in Control has not occurred, for Participants who terminated employment with all Affiliates prior to August 1, 1995, but before the Normal Retirement Date or the Early Retirement Date, for reasons other than Disability or death, payment(s) from the Account shall be in the form of (a) semi-monthly payments over a three-year period for all Permissible Deferrals that satisfy a completed deferral cycle, or (b) a lump sum for all Permissible Deferrals that do not satisfy a completed deferral cycle.

6.4.4 An election under Section 6.4.2 for a 3-year payout or a lump-sum payout shall be made by the Participant at the time of the Participant’s first Permissible Deferral election, and may be changed by the Participant no more than once in every 12-consecutive-month period thereafter. If no election under Section 6.4.2 is made by a Participant eligible to make such an election, payment from the Account shall be in the form of a lump sum. If a Participant participated in the Plan prior to September 8, 1999, and made an election for a 10-year payout or a 5-year payout pursuant to Section 6.4.2, as such Section existed prior to September 8, 1999, such Participant may elect a 3-year payout or a lump-sum payout during or after the first Enrollment Period commencing after September 8, 1999, provided that any such Participant may not change such election more than once in every 12-consecutive-month period after such new election, and, provided further, that once any such Participant has elected a 3-year payout or a lump-sum payout pursuant to this Section 6.4.4, such Participant may not again elect a 10-year payout or a 5-year payout. Upon termination of employment before the Normal Retirement Date or the Early Retirement Date for reasons other than death or disability, payouts from the Account (with respect to all Permissible Deferral elections made by the Participant) shall be in accordance with the most recent election made pursuant to this Section 6.4.4 (or, if applicable, pursuant to Section 6.4.2, as such Section existed prior to September 8, 1999) not less than 12 months prior to such termination of employment.

6.4.5 If an eligible Participant has elected a 10-year payout or a 5-year payout pursuant to Section 6.4.2 (as such Section 6.4.2 (then Section 6.3.2) existed prior to September 8, 1999), or if an eligible Participant has elected a 3-year payout pursuant to Section 6.4.4, and the amount of each semimonthly installment, as initially calculated, is less than $500 (such calculation to be accomplished by amortizing the aggregate of the Participant’s Account balances over the payment period using no crediting rate), the form of payment(s) for such Participant shall be a 5-year payout in lieu of an elected 10-year payout (unless the amount of each semimonthly installment under a 5-year payout, as so calculated, is also less than $500, in which case the form of payment will be a single lump sum), or a lump sum in lieu of an elected 5-year payout, or a lump sum in lieu of an elected 3-year payout, as the case may be.

6.4.6 Notwithstanding any other provisions of the Plan, an eligible Participant who (1) elects a 10-year payout, a 5-year payout, or a 3-year payout, and any such payout is not automatically converted to a lump sum pursuant to Section 6.4.5, and (2) terminates employment before the Normal Retirement Date or the Early Retirement

Date may, at any time before or after a Change in Control, as defined in Section 10.2, elect to receive an immediate lump-sum payment of the aggregate of the balances of said Participant’s Accounts reduced by a penalty, which shall be forfeited to the Company, in lieu of payments in accordance with the 10-year payout or the 5-year payout, whichever is applicable. The penalty shall be equal to ten percent (10%) of the aggregate of the balances of such Accounts if the election is made before a Change in Control and shall be equal to five percent (5%) of the aggregate of the balances of such Accounts if the election is made after a Change in Control. However, the penalty shall not apply if the Compensation Committee determines, based on advice of counsel or a final determination or ruling by the Internal Revenue Service or any court of competent jurisdiction, that by reason of the provisions of this paragraph any Participant has recognized or will recognize gross income for federal income tax purposes under this Plan in advance of payment to the Participant of Plan benefits. The Company shall notify all Participants of any such determination by the Compensation Committee and shall thereafter refund all penalties which were imposed hereunder in connection with any lump-sum payments made at any time during or after the first year to which the Compensation Committee’s determination applies (i.e., the first year for which, by reasons of the provisions of this paragraph, gross income under this Plan is recognized for federal income tax purposes in advance of payment of benefits). Interest compounded annually shall be paid by the Company to the Participant (or the Participant’s Beneficiary if the Participant is deceased) on any such refund from the date of the Company’s payment of the lump sum at an annual rate equal to the rate of one-year United States Treasury notes in effect as of September 30 of the Plan Year immediately prior to the Plan Year in which such refund is paid, as published in the Wall Street Journal or as determined by the Chief Financial Officer of the Company. The Compensation Committee may also reduce or eliminate the penalty if it determines that the right to elect an immediate lump-sum payment under this paragraph, with the reduced penalty or with no penalty, as the case may be, will not cause any Participant to recognize gross income for federal income tax purposes under this Plan in advance of payment to the Participant of Plan benefits.

     Section 6.5 Amount of Benefit.

6.5.1 Except for distributions in the form of a lump sum, benefit payments shall be in the form of semimonthly cash installments paid during the applicable payment period (the “Overall Payment Period”).

6.5.2 Except as provided in Section 6.5.4, the amount of each installment payment shall be level during the portion of the Overall Payment Period ending on December 31 of the Plan Year in which benefit payments commence (the “Initial Payment Period”), during each complete Plan Year of the Overall Payment Period thereafter (a “Plan Year Payment Period”), and during any remaining period of the Overall Payment Period following the last Plan Year Payment Period (the “Remainder Payment Period”), but will vary from one such portion of the Overall Payment Period to the next. If a Participant was receiving benefits pursuant to Section 6.3 (then Section 6.2) as of August 1, 1995, payments due on and after January 1, 1996 shall be made in accordance with this Section 6.5.2 and with Section 6.5.3.

6.5.3 The amount of each level payment for the Initial Payment Period, if any, shall be calculated using the balance in the Account as of the beginning of the Initial Payment Period and amortizing such balance over the remaining Overall Payment

Period (a) using an assumed interest rate equal to the rate of one-year United States Treasury notes for each Participant receiving payments of benefits pursuant to Section 6.3 (then Section 6.2) prior to September 8, 1999, said rate to be determined once each Plan Year and to be the rate in effect as of the September 30 immediately preceding the payment period to which it applies, as published in the Wall Street Journal or as determined by the Chief Financial Officer of the Company (the “Assumed Interest Rate”), and (b) using an assumed interest rate of zero percent (0%) for all other Participants. The amount of each level payment for each Plan Year Payment Period shall be calculated by taking the balance in the Account as of November 30 of the Plan Year immediately prior to such Plan Year Payment Period, subtracting the benefit payments made during the portion of such preceding Plan Year following November 30, and amortizing the difference over the remaining Overall Payment Period (x) using the Assumed Interest Rate for each Participant receiving payments of benefits pursuant to Section 6.3 (then Section 6.2) prior to September 8, 1999, and (y) using an assumed interest rate of zero percent (0%) for all other Participants. The amount of each level payment for the Remainder Payment Period, if any, shall be calculated by taking the balance in the Account as of November 30 of the Plan Year immediately prior to the Remainder Payment Period, subtracting the benefit payments made during the portion of such preceding Plan Year following November 30, and amortizing the difference over the Remainder Payment Period using an assumed interest rate of zero percent (0%) per annum. If the actual crediting rate for the Remainder Payment Period is more than zero percent, the additional gain resulting from the difference in crediting rates shall be paid to the Participant in a single payment within six months after the last day of the Remainder Payment Period.

6.5.4 If the Participant terminates employment with all Affiliates prior to August 1, 1995, and receives benefits pursuant to Section 6.4.3, semimonthly payments for Permissible Deferrals that satisfy a completed deferral cycle shall be level during the entire Overall Payment Period and shall be calculated using the balance in the Account at the commencement of benefit payments, and amortizing such balance over three years at the crediting rate determined in accordance with Section 4.4.2.

6.5.5 Generally, the Account shall continue to be credited during the Overall Payment Period with gains and losses as provided in Section 4.3. However, if a Participant receives benefits pursuant to Section 6.4 (other than pursuant to Section 6.4.1), the Account shall be credited with gains and losses as provided in Section 4.4. Except as provided otherwise, if a Participant dies, Section 6.7 shall apply.

6.5.6 Notwithstanding anything in this Plan to the contrary, the Compensation Committee may, in its sole discretion, (i) increase or reduce any assumed interest rate set forth in this Section 6.5 and any such assumed interest rate, as so adjusted, shall be effective for calculating level semimonthly installments for Participants whose benefit payments commence after the date of such adjustment, and (ii) change the date set forth in Section 6.5.3 on which the balance in the Participant’s Account is to be determined for purposes of calculating the amount of each level payment for each Plan Year Payment Period and each Remainder Payment Period, and any such revised date shall be effective for calculating level semimonthly installments for the Plan Year Payment Period or the Remainder Payment Period beginning on or after the effective date of such revision.

     Section 6.6 Time of Payment. Generally, benefit payments to a Participant shall commence in the first pay period of the calendar quarter that begins at least forty-five (45) days after the date of termination of employment. Notwithstanding the preceding sentence, if a Participant elected to be paid in a lump sum, the benefit payment shall be made within forty-five (45) days after the date of termination of employment. In the case of a Disabled Participant, benefits shall commence no later than six (6) months after the Participant’s Early Retirement Date.

     With respect to Permissible Deferral elections made under the DCP prior to January 1, 1997, a Participant was permitted to elect at the time of each Permissible Deferral election to defer commencement of the payment of benefits after termination of employment with respect to such Permissible Deferral election until the earlier of: (a) five (5) years after termination of employment; or (b) Age 70. If the Participant made such an election and did not revoke such election pursuant to a one-time opportunity during the Enrollment Period prior to the Plan Year commencing January 1, 1998, the Participant shall receive benefit payments in accordance with said election, provided that the Compensation Committee, upon written petition of the Participant, may begin benefit payments at an earlier time after termination if it determines that compelling reasons exist for such earlier payments. No elections to defer commencement of benefits shall be permitted under this Plan with respect to Permissible Deferrals commencing on or after January 1, 1998.

     Section 6.7 Death Benefits. In the event a Participant dies after benefit payments have commenced (other than payments made pursuant to Section 6.2 or 6.8), the remaining payments, if any, shall be paid to the Participant’s Beneficiary in the same manner such benefits were being paid to the Participant at the time of death and would have been paid to the Participant had the Participant survived. In the event a Participant dies before benefit payments have commenced (other than payments made pursuant to Section 6.2 or 6.8), benefit payments shall be paid to the Participant’s Beneficiary in the same manner described in Section 6.4.1, if a Change in Control occurred prior to the Participant’s death, or in the manner described in Section 6.4.2 (subject to Section 6.4.5), if a Change in Control did not occur prior to the Participant’s death, in either case without regard to the Age of the Participant at the time of death and the number of Years of Service completed by the Participant at the time of death or whether the Participant was Disabled at the time of death, and notwithstanding the death of the Participant. The Account shall be credited from the Participant’s date of death through the end of the Overall Payment Period at a rate equal to the rate of one-year United States Treasury notes, said rate to be determined once each Plan Year and to be the rate in effect as of September 30 of the Plan Year immediately prior to the Plan Year to which it applies, as published in the Wall Street Journal or as determined by the Chief Financial Officer of the Company. A Beneficiary may petition the Compensation Committee for an alternative method of payment. The Participant’s Beneficiary may make the election to receive an immediate lump-sum payment of the balance of said Participant’s Account in accordance with the provisions of Section 6.3.3 or Section 6.4.6, whichever is applicable, and all provisions set forth therein relating to penalties shall apply to any such election.

     In addition, if a Participant dies on or after such Participant’s Normal Retirement Date or Early Retirement Date after having retired, or after benefits have commenced because of the Participant’s Disability, an annuity shall be paid to the Participant’s surviving spouse, if any (to whom he or she has been married at least one (1) year prior to the date of death). The annuity shall be for the life of the Participant’s surviving spouse with each semimonthly payment equal to fifty percent (50%) of the average amount which would have been payable to the Participant and his or her Beneficiary if, on the date benefits commenced, the Participant had received the

Standard Form of Benefit payment. If the Participant’s surviving spouse is more than thirty-six (36) months younger than the Participant, the survivor life annuity payable to such spouse shall be reduced by one-half of one percent (.5%) for each month the spouse is more than thirty-six (36) months younger than the Participant. Payment shall commence on the first day of the month following the completion of the benefits payable under the first paragraph of this Section 6.7.

6.7.1 Marital Deduction. Any benefits which become payable under this Article 6 to the surviving spouse of a Participant shall be paid in a manner which will qualify such benefits for a marital deduction in the estate of a deceased Participant under the terms of Section 2056 of the Code, and unless specifically directed by a Participant to the contrary pursuant to an effective beneficiary designation, any portion of a Participant’s death benefit payable to a surviving spouse which remains unpaid at the death of such spouse shall be paid to the spouse’s estate.

6.7.2 Designation by Participant. Each Participant has the right to designate primary and contingent Beneficiaries for death benefits payable under the Plan. Such Beneficiaries may be individuals or trusts for the benefit of individuals. A Beneficiary designation by a Participant shall be in writing on a form acceptable to the Compensation Committee and shall only be effective upon delivery to the Company. In the event a Participant is married at the time he or she designates a beneficiary other than his or her spouse, such designation will not be valid unless the Participant’s spouse consents in writing to such designation. A Beneficiary designation may be revoked by a Participant at any time by delivering to the Company either written notice of revocation or a new Beneficiary designation form. The Beneficiary designation form last delivered to the Company prior to the death of a Participant shall control.

6.7.3 Failure to Designate Beneficiary. In the event there is no Beneficiary designation on file with the Company, or all Beneficiaries designated by a Participant have predeceased the Participant, the benefits payable by reason of the death of the Participant shall be paid to the Participant’s spouse, if living; if the Participant does not leave a surviving spouse, to the Participant’s issue by right of representation; or, if there are no such issue then living, to the Participant’s estate. In the event there are benefits remaining unpaid at the death of a sole Beneficiary and no successor Beneficiary has been designated, either by the Participant or the Participant’s spouse pursuant to 6.7.1, the remaining balance of such benefit shall be paid to the deceased Beneficiary’s estate; or, if the deceased Beneficiary is one of multiple concurrent Beneficiaries, such remaining benefits shall be paid proportionally to the surviving Beneficiaries.

     Section 6.8 Hardships. Upon the application of any Participant, the Compensation Committee, in accordance with its uniform, non-discriminatory policy, may permit such Participant to terminate future deferrals or to withdraw his or her vested Account. A Participant must give a written petition of the termination of his or her Permissible Deferral election at least thirty (30) days prior to the next periodic (for Base Salary) or single sum (for Bonuses) deferral. A Participant must give a written petition of the intent to withdraw the Account at least sixty (60) days (or such shorter time as permitted by the Compensation Committee) prior to the date of withdrawal. No termination or withdrawal shall be made under the provisions of this Section except for the purpose of enabling a Participant to meet immediate needs created by a financial hardship for which the Participant does not have other reasonably available sources of funds, as determined by the Compensation Committee in accordance with uniform rules. The term financial hardship shall include the need for funds to:

meet uninsured medical expenses for the Participant or his or her dependents, meet a significant uninsured casualty loss for the Participant or his or her dependents, and meet other catastrophes of a “sudden and serious nature.”

     The Compensation Committee may permit a withdrawal of any deferrals. If a withdrawal is permitted, a Participant’s deferrals shall be credited at the lesser of (a) the amount as described in Section 4.2; or (b) an interest rate equal to the rate of one-year United States Treasury notes in effect as of September 30 of the Plan Year immediately prior to the Plan Year in which application for such withdrawal is made, as published in the Wall Street Journal or as determined by the Chief Financial Officer of the Company. Withdrawals shall be distributed in the form of a lump sum as soon as is reasonably convenient.

     If a termination of deferrals or a withdrawal is made under this Section, the Participant may not enter into a new Permissible Deferral election for two (2) complete Plan Years after the date of the termination or withdrawal.

     Section 6.9 Claims Procedure. The Compensation Committee shall notify a Participant in writing within ninety (90) days of the Participant’s written application for benefits of his or her eligibility or non-eligibility for benefits under the Plan. If the Compensation Committee determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provision of the Plan on which the denial is based, (c) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (d) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have his or her claim reviewed. If the Compensation Committee determines that there are special circumstances requiring additional time to make a decision, the Compensation Committee shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period. If a Participant is determined by the Compensation Committee to be not eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, he or she shall have the opportunity to have his or her claim reviewed by the Compensation Committee by filing a petition for review with the Compensation Committee within sixty (60) days after receipt by him or her of the notice issued by the Compensation Committee. Said petition shall state the specific reasons the Participant believes he or she is entitled to benefits or greater or different benefits. Within sixty (60) days after receipt by the Compensation Committee of said petition, the Compensation Committee shall afford the Participant (and his or her counsel, if any) an opportunity to present his or her position to the Compensation Committee orally or in writing, and said Participant (or his or her counsel) shall have the right to review the pertinent documents, and the Compensation Committee shall notify the Participant of its decision in writing within said sixty (60) day period, stating specifically the basis of said decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Compensation Committee, but notice of this deferral shall be given to the Participant.

     Section 6.10 Alternate Forms of Benefit Distribution. Participants shall have the right to petition the Compensation Committee to request methods of benefit distribution other than those provided to Participants pursuant to this Article 6.

     Section 6.11 Distributions on Plan Termination. Notwithstanding anything in this Article 6 to the contrary, if the Plan is terminated, distributions shall be made in accordance with Section 9.2.

     Section 6.12 Cessation of Payments upon Reemployment. If a Participant who is receiving semi-monthly installment payments pursuant to Section 6.3.1 or 6.4 (or is due to receive a lump sum payment pursuant to Section 6.3.3 or 6.4) becomes re-employed by an Affiliate, such semi-monthly installments shall cease immediately (or such lump sum payment shall be cancelled) upon re-employment and no payments shall restart until the next termination, voluntarily or involuntarily, of the Participant’s employment with all Affiliates, except to the extent, (i) the provisions of Section 6.2.1 or Section 6.2.2 apply, (ii) a Participant is disabled, (iii) the provisions of Section 6.3.2 apply, or (iv) the provisions of Section 6.8 apply. Upon the next termination, voluntarily or involuntarily, of the Participant’s employment with all Affiliates, payments shall begin again, not taking into account any period before re-employment during which the Participant received payments for the purpose of determining the Overall Payment Period.

ARTICLE 7 FUNDING

     Section 7.1 Source of Benefits. All benefits under the Plan shall be paid when due by the Company out of its assets or from an irrevocable trust established by the Company for that purpose. The Company may, but shall have no obligations to, make such advance provision for the payment of such benefit as the Board may from time to time consider appropriate.

     Section 7.2 No Claim on Specific Assets. No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on his or her benefits under the Plan prior to distribution and the rights of Participants and Beneficiaries to benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

ARTICLE 8 ADMINISTRATION AND FINANCES

     Section 8.1 Administration. The Plan shall be administered by the Compensation Committee. The Company shall bear all administrative costs of the Plan other than those specifically charged to a Participant or Beneficiary.

     Section 8.2 Powers of the Compensation Committee. In addition to the other powers granted under the Plan, the Compensation Committee shall have all powers necessary to administer the Plan, including, without limitation, powers:

(a) to interpret the provisions of the Plan;

(b) to establish and revise the method of accounting for the Plan and to maintain the Accounts; and

(c) to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

Not in limitation, but in amplification of the foregoing and of the authority conferred upon the Compensation Committee in Section 8.1, the Company specifically intends that the Compensation Committee have the greatest permissible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation and benefits. Any such decision made by the Compensation Committee is intended to be subject to the most deferential standard of judicial review. Such standard of review is not to be effected by any real or alleged conflict of interest on the part of the Company or any member of the Compensation Committee.

     Section 8.3 Actions of the Compensation Committee. Except as modified by the Company, all determinations, interpretations, rules, and decisions of the Compensation Committee shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

     Section 8.4 Delegation. The Compensation Committee, or any officer designated by the Compensation Committee, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation may be rescinded by the Compensation Committee at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

     Section 8.5 Reports and Records. The Compensation Committee and those to whom the Compensation Committee has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

ARTICLE 9 AMENDMENTS AND TERMINATION

     Section 9.1 Amendments. The Company, by action of the Board, may amend the Plan, in whole or in part, at any time and from time to time. Any such amendment shall be filed with the Plan documents. No amendment, however, may be effective to eliminate or reduce the benefits of any retired Participant or the Beneficiary of any deceased Participant then eligible for benefits or the vested portion of the benefits, if any, in any active Participant’s Account immediately before the effective date of such amendment, and each such Account will be credited to the date of such amendment in accordance with Section 4.2. Notwithstanding anything in this Section 9.1 to the contrary, the Compensation Committee may, in its discretion, amend the Plan to reduce the rates set forth in Section 4.2 effective for crediting of Accounts from the date of any such amendment. Notwithstanding anything in this Section 9.1 to the contrary, the Compensation Committee may, in its discretion, (i) amend the Plan to reduce or eliminate the penalty described in Section 6.3.3 and/or the penalty described in Section 6.4.6, in accordance with the provisions of such Section 6.3.3 and/or such Section 6.4.6, (ii) amend the Plan to increase or reduce any assumed interest rate set forth in Section 6.5, in accordance with the provisions of Section 6.5.6, or (iii) amend the Plan to change the date set forth in Section 6.5.3 on which the balance in the Participant’s Account is to be determined for purposes of calculating the amount of each level payment for each Plan Year Payment Period and each Remainder Payment Period, in accordance with the provisions of Section 6.5.6.

     Section 9.2 Termination. The Company expects the Plan to be permanent, but necessarily must, and hereby does, reserve the right to terminate the Plan at any time by action of the Board. In all events, the Plan will be terminated if the existence of a trust causes a federal court to hold that the Plan is “funded” for ERISA purposes, as defined in Section 2.02-4 of the Trust and appeals from that holding are no longer timely or have been exhausted, and the trust is therefore terminated with respect to the Plan. Upon termination of the Plan, all deferrals and Company Contributions will cease and no future deferrals or Company Contributions will be made. Termination of the Plan shall not operate to eliminate or reduce benefits of any retired Participant or the Beneficiary of any deceased Participant then eligible for benefits. Active Participants shall become vested in their accrued benefits to the extent and in the manner provided in Section 9.3 as of the effective date of such termination and each account of an active Participant shall be credited, to the date of distribution of all benefits in each such Account, in accordance with Section 4.2., as it may be amended from time to time pursuant to Section 9.1.

     If the Plan is terminated, payments from the Accounts of all Participants and Beneficiaries shall be made as soon as administratively convenient in the form of monthly payments over a five (5) year period; however, the Compensation Committee in its sole discretion may pay the benefits in a lump sum. Notwithstanding the preceding sentence, if the termination occurs because the Plan is held to be “funded” as described in the first paragraph of this Section 9.2, the distribution will be paid in a lump sum not later than ninety (90) days after such termination.

     Section 9.3 Accelerated Vesting. Notwithstanding Article 5, upon termination of the Plan a Participant shall vest in Company Contributions according to the following schedule:

Percentage of Company
Years of Service	Contributions Vested

Less than 1	None
1	20%
2	40%
3	60%
4	80%
5 or more	100%

Years of Service shall be credited in accordance with Section 5.1.

ARTICLE 10 ACCELERATED VESTING

     Section 10.1 Accelerated Vesting. Notwithstanding Article 5, upon a Change in Control as defined in Section 10.2, a Participant shall be fully vested in Company Contributions.

     Section 10.2 Change in Control. A Change in Control for any Participant shall occur if there is a Change in Control of the Company as defined in Section 1.01-2 of the Trust or there is a Change in Control of a Participating Subsidiary, as defined in Section 1.01-2 of the Trust, of the Participating Affiliate by whom the Participant is employed.

ARTICLE 11 MISCELLANEOUS

     Section 11.1 No Guarantee of Employment. Neither the adoption and maintenance of the Plan nor the execution by the Company of a Permissible Deferral agreement with any Participant shall be deemed to be a contract of employment between the Company and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Participant at any time, nor shall it give the Company the right to require any Participant to remain in its employ or to interfere with the Participant’s right to terminate his or her employment at any time.

     Section 11.2 Individual Account Plan. If it is determined that the Plan is not an unfunded deferred compensation plan maintained primarily for a select group of management or highly compensated employees as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, then the Plan is intended to be an individual account plan (other than a money purchase plan) as described in Section 301(a)(8) of ERISA and the vesting schedule set forth in Article 5 shall be replaced by the vesting schedule set forth in Section 9.3.

     Section 11.3 Release. Any payment of benefits to or for the benefit of a Participant or a Participant’s Beneficiaries that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations hereunder, shall be in full satisfaction of all claims against the Company for benefits under this Plan to the extent of such payment.

     Section 11.4 Notices. Any notice permitted or required under the Plan shall be in writing and shall be hand delivered or sent, postage prepaid, certified or registered mail with return receipt requested, to the principal office of the Company, if to the Company, or to the address last shown on the records of the Company, if to a Participant or Beneficiary. Any such notice shall be effective as of the date of hand delivery or mailing.

     Section 11.5 Non-Alienation. No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind.

     Section 11.6 Tax Liability. The Company may direct the trustee of the Trust to withhold from any payment of benefits under the Plan such amounts as the Company determines are reasonably necessary to pay any taxes (and interest thereon) required to be withheld or for which the trustee of the Trust may become liable under applicable law. The Company may also direct the trustee of the Trust to forward to the appropriate taxing authority any amounts required to be paid by the Company or the Trust under the preceding sentence. Any amounts withheld pursuant to this Section 11.6 in excess of the amount of taxes due (and interest thereon) shall be paid to the Participant or Beneficiary upon final determination, as determined by the Company, of such amount. No interest shall be payable by the Company to any Participant or Beneficiary by reason of any amounts withheld pursuant to this Section 11.6.

     Section 11.7 Captions. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

     Section 11.8 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Missouri, except to the extent such laws are preempted by the laws of the United States of America.

Dated:	June 10, 2002	H&R BLOCK, INC.

/s/ Mark A. Ernst

Mark A. Ernst
President and Chief Executive Officer